Exhibit 99.2

Contact:	Brett D. Heffes
763/520-8500

FOR IMMEDIATE RELEASE

WINMARK CORPORATION ANNOUNCES

MANAGEMENT AND GOVERNANCE CHANGES

Minneapolis, MN (February 24, 2016)  -  Winmark Corporation today announced that Brett D. Heffes, President of Winmark, will succeed John L. Morgan as Winmark’s Chief Executive Officer.  Mr. Heffes has also been appointed to the Company’s Board of Directors.  Mr. Morgan has been named the Company’s Executive Chairman and will continue to serve as Chairman of the Company’s Board of Directors.  Additionally, the Company announced that Steven C. Zola, the Company’s President of Winmark Capital, was appointed Vice Chairman of the Company’s Board of Directors.

“I am extremely confident in our senior leadership team and now is the proper time to formally change our management structure,” stated John Morgan.  “Brett, Steve and Steve Murphy, our President of Franchising, have been operating as an effective team for many years and today’s announcement solidifies the future management and direction of Winmark.  I will continue to provide guidance and support to the Company as Executive Chairman.”

Mr. Heffes remarked, “Over the past 15 years, John’s vision and leadership have transformed Winmark into an amazing company.  We have strong operating businesses, a sound strategy and exceptional people.  I am honored to assume this leadership position at Winmark and look forward to my new role.”

Winmark Corporation creates, supports and finances business. At December 26, 2015, there were 1,150 franchises in operation under the brands Plato’s Closet®, Once Upon A Child®, Play It Again Sports®, Style Encore® and Music Go Round®. An additional 88 retail franchises have been awarded but are not open. In addition, at December 26, 2015, the Company had a lease portfolio equal to $39.0 million.

This press release contains forward-looking statements within the meaning of the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), relating to future events or the future financial performance of the Company including statements with respect to our ability to finance the growth of our leasing and franchising businesses for the foreseeable future.  Such forward-looking statements are only predictions or statements of intention subject to risks and uncertainties and actual events or results could differ materially from those anticipated.  Because actual result may differ, shareholders and prospective investors are cautioned not to place undue reliance on such forward-looking statements.